UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                              Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under §240.14a-12

EMC Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which the transaction applies:
	(2)	Aggregate number of securities to which the transaction applies:
	(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of the transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

William Scannell, President of Global Sales and Customer Operations of EMC Corporation (the “Company”), held a virtual town hall with Company employees. The following is a transcript of excerpts from Mr. Scannell’s remarks at that town hall, a video recording of which was posted on the Company’s employee intranet.

Hello everyone and welcome to our Q4 virtual town hall. A lot has changed since our Q3 virtual town hall. Specifically we announced a definitive agreement to merge with Dell and I want to chat with you a little bit about that.

On October 12th we announced a definitive agreement to merge with Dell. Now I think this is really good for all of our shareholders. I think it’s really good for our customers and our partners, but most of all I think it’s really important for all of us and really good for all of us. I want to share with you the five reasons I think this is really good for all of us.

First, if you look at the economy we’re in right now. The slowing global economy, and you look at some of the major shifts taking place in the market around digital transformation and cloud computing. In times of change like that it’s important for companies like EMC to make bold moves. One could argue that there couldn’t be a more bold move than joining forces with Dell. This now creates an eighty billion dollar, privately held, technology company focused on a two trillion dollar AMO. I think the combination of the EMC strategy and vision and the Dell strategy and vision is going to be a force to be reckoned with.

Secondly, we now have a full stack. If you look at where the world is going converged and hyper-converged. In the past we’ve had great partnerships with partners on the server side, but it’s great to have our own server in the stack and now with Dell moving their server business and their storage business into EMC’s systems business, we now have a full stack. We’ve got the server, we’ve got the storage, we’ve got the virtualization, we’ve got the back up and we’ve got the security. So we can now go toe to toe with anyone in the industry now that we have a full stack, a full complement of products.

Third, I think there’s great revenue synergies in this combination. There’s almost virtually no overlap. If you look at where Dell is strongest. Dell is very strong in the SMB in the mid-market as well as public sector. Those haven’t necessarily been real strong markets for EMC. On the other hand EMC has an exceptional reputation in the enterprise and global accounts. So taken together those two sales forces and those two strategies, we’re going to have just an unbelievable position from the very low end of the market to very high end of the market.

The fourth reason why I think this is really good for EMC is the whole idea of going private. Being a privately held company, and not having to do things in 90 day cycles to please the Wall Street analysts and shareholders. Going private is going to have a huge impact on how we can service our customers, both the short term and the long term. It also is going to allow us to be a little more selective at the end of the quarter for what transactions we do versus transactions we don’t take.

Let’s not kid ourselves, we know procurement waits till the end of the quarter because they know they can get a better deal from EMC. Now don’t get me wrong. We are still going to be very manically focused on quarterly bookings, but we no longer have to worry about shipping products at the end of the quarter to make the quarterly revenue numbers. That’s going to have a huge impact on savings from inventory with EMC.

The fifth reason that I think this is important is, I look at the culture of EMC and I look at the culture of Dell. We’ve worked with Dell, we had a partnership that spanned five or six years with Dell and I got to know Michael personally and a lot of his senior folks and I can tell you that their culture and our culture are very similar. We have a passion for winning. We have a passion for putting our customers first. I’ve heard feedback internally; where people think we might lose a little bit of our culture. Let me very clear on this. The thing that Michael Dell and Silver Lake likes about acquiring EMC is all of you. They don’t want to change the culture, they want to embrace our culture. They want to make their culture stronger, and there’s a lot of positive things that we see within the Dell culture that we want to embrace. This is clearly a case of one plus one equals three, or one plus one equals four, or five. Huge revenue synergies, huge cultural synergies and we’re not going to stop doing what has made EMC a great company. I can promise you that.

I also look at the transition. We all know that Joe Tucci has announced that his intent to retire sometime this year. When I think of how blessed I am to have worked for Joe for the last fifteen years. Think about who could ever replace Joe Tucci. Michael Dell is not a bad name. I mean Michael has built obviously one of the most successful technology companies from ground up, by himself. I think the combination of Michael and his passion and his vision for winning coupled with EMC’s passion and vision for winning is going to be a one, two punch.

And then lastly, me personally. I’ll tell you I had mixed feelings early on. I joined EMC right out of college thirty years ago. I think I was employee number sixty-two. Now we have seventy thousand people. I take a lot of pride in the fact that I was with EMC in the early years, and I was with them in the mid years and later years. In fact I was talking to my wife Beth the other day and I said, I’ve actually been at EMC longer than I’ve been married to you. Longer than my children have been on this planet. I’ve actually worked at EMC longer than I haven’t worked at EMC. I’m fifty-three years old, I’ve spent thirty years at EMC and only twenty-three not at EMC. So I love this company, I think you know that, and I know you love this company. I think together we have to make sure we don’t miss a beat. That we continue to make EMC, soon to be part of Dell, one of the greatest technology companies that ever lived. Our legacy is going to be making these two companies come together and thrive and I know we can do that.

I have one important thing to ask and that is, make sure you read the frequently asked questions. Make sure you read what was sent out to you around the acquisition. I’ve seen a couple of things happening in the field where people are veering from the script and kind of making things up. That’s not healthy, that’s not going to allow us to make this a painless and very successful merger. Please understand the rules of engagement. Understand what you can and can’t say now prior to the closing, realizing this could be another six to nine months before we get the regulatory approvals and the shareholders sign off to do this merger. Please stay focused on our quarterly business, stay focused on exceeding your customers’ expectations and make sure you understand what we’ve said publicly about this acquisition and all is going to be great.

Folks, trust me when I tell you the past has been awesome, the future has never been brighter and we’re going to have a great time together.

Disclosure Regarding Forward Looking Statements

This communication contains forward-looking information about EMC Corporation and the proposed transaction that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including but not limited to: (i) the failure to obtain the approval of EMC shareholders in connection with the proposed transaction; (ii) the failure to consummate or delay in consummating the proposed transaction for other reasons; (iii) the risk that a condition to closing of the proposed transaction may not be satisfied or that required financing for the proposed transaction may not be available or may be delayed; (iv) the risk that a regulatory approval that may be required for the proposed transaction is delayed, is not obtained, or is obtained subject to conditions that are not anticipated; (v) risk as to the trading price of Class V Common Stock to be issued by Denali Holding Inc. in the proposed transaction relative to the trading price of shares of VMware, Inc.’s common stock; (vi) the effect of the proposed transaction on VMware’s business and operating results and impact on the trading price of shares of Class V Common Stock of Denali Holding Inc. and shares of VMware common stock; (vii) the diversion of management time on transaction-related issues; (viii) adverse changes in general economic or market conditions; (ix) delays or reductions in information technology spending; (x) the relative and varying rates of product price and component cost declines and the volume and mixture of product and services revenues; (xi) competitive factors, including but not limited to pricing pressures and new product introductions; (xii) component and product quality and availability; (xiii) fluctuations in VMware’s operating results and risks associated with trading of VMware common stock; (xiv) the transition to new products, the uncertainty of customer acceptance of new product offerings and rapid technological and market change; (xv) the ability to attract and retain highly qualified employees; (xvi) insufficient, excess or obsolete inventory; (xvii) fluctuating currency exchange rates; (xiii) threats and other disruptions to our secure data centers or networks; (xix) our ability to protect our proprietary technology; (xx) war or acts of terrorism; and (xxi) other one-time events and other important factors disclosed previously and from time to time in EMC’s filings with the U.S. Securities and Exchange Commission (the “SEC”). Except to the extent otherwise required by federal securities law, EMC disclaims any obligation to update any such forward-looking statements after the date of this communication.

Additional Information and Where to Find It

This communication does not constitute an offer to sell or a solicitation of an offer to sell or a solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and otherwise in accordance with applicable law. This communication is being made in respect of the proposed business combination transaction between EMC Corporation and Denali Holding Inc. The proposed transaction will be submitted to the shareholders of EMC for their consideration. In connection with the issuance of Class V Common Stock of Denali Holding Inc. in the proposed transaction, Denali Holding Inc. will file with the SEC a Registration Statement on Form S-4 that will include a preliminary proxy statement/prospectus regarding the proposed transaction and each of Denali Holding Inc. and EMC Corporation plans to file with the SEC other documents regarding the proposed transaction. After the registration statement has been declared effective by the SEC, a definitive proxy statement/prospectus will be mailed to each EMC shareholder entitled to vote at the special meeting in connection with the proposed transaction. INVESTORS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND ANY OTHER DOCUMENTS RELATING TO THE TRANSACTION FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors may obtain copies of the proxy statement/prospectus (when available) and all other documents filed with the SEC regarding the proposed transaction, free of charge, at the SEC’s website (http://www.sec.gov). Investors may also obtain these documents, free of charge, from EMC’s website (www.EMC.com) under the link “Investor Relations” and then under the tab “Financials” then “SEC Filings” or by directing a request to: EMC Corporation, 176 South Street, Hopkinton, Massachusetts, Attn: Investor Relations, 866-362-6973.

Participants in the Solicitation

EMC Corporation and its directors, executive officers and other members of management and employees may be deemed to be “participants” in the solicitation of proxies from EMC shareholders in connection with the proposed transaction. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of EMC shareholders in connection with the proposed transaction and a description of their direct and indirect interest, by security holdings or otherwise, will be set forth in the proxy statement/prospectus filed with the SEC in connection with the proposed transaction. You can find information about EMC’s executive officers and directors in its definitive proxy statement filed with the SEC on March 2, 2015 and in its Annual Report on Form 10-K filed with the SEC on February 27, 2015. You can also obtain free copies of these documents from EMC using the contact information above.